SCHEDULE 14A INFORMATION


Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant                                       (x)
Filed by a Party other than the Registrant                    ( )

Check the appropriate box:

(_)    Preliminary Proxy Statement
(_)    Confidential, for Use of the Commission Only
       (as permitted by Rule 14a-6(e)(2))
(X)    Definitive Proxy Statement
(_)    Definitive Additional Materials
(_)    Soliciting Material under ss.240.14a -12

                           QUICKSILVER RESOURCES INC.
   --------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

   --------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No Fee Required

(_)  $125 per Exchange Act Rules  0-11(c)(1)(ii),  14a-6(i)(1),  14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A

(_)  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

     1)  Title of each class of securities to which transaction applies:


     2)  Aggregate number of securities to which transaction applies:


     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


     4)  Proposed maximum aggregate value of transaction:


     5)  Total fee paid:


(_)  Fee paid previously by written preliminary materials

(_) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form Schedule or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                           QUICKSILVER RESOURCES INC.
                                Fort Worth, Texas

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                              Tuesday, June 4, 2002

To the Stockholders:

     The 2002 annual meeting of stockholders (the "Annual Meeting") of Quicksilver Resources Inc. (the "Company") will be held on Tuesday, June 4, 2002, at 9:00 a.m. local time, at 777 West Rosedale Street, Fort Worth, Texas 76104, for the following purposes:

(1) To elect three directors to the first class of directors to serve until their successors are duly elected and qualified;

(2) To ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending December 31, 2002; and

(3) To transact such other business as may properly come before such meeting or any adjournment(s) thereof.

     The close of business on April 8, 2002 is the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment(s) thereof.

     You are cordially invited to attend the Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE ASK THAT YOU SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A SELF-ADDRESSED, POSTAGE PRE-PAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

                              By order of the Board of Directors

                              /s/ Bill Lamkin
                              ----------------------------------
May 3, 2002                   Bill Lamkin
                              Secretary

                                TABLE OF CONTENTS


                                                                     Page
Notice of Annual Meeting of Stockholders
Solicitation and Revocability of Proxies...............................1
Election of Directors (Item 1).........................................2
     Information Regarding Nominees....................................2
     Directors Continuing in Office....................................4
     Directors' Meetings and Committees of the Board of Directors......6
     Management........................................................7
     Security Ownership of Management and Certain Beneficial Holders..10
     Section 16(a) Beneficial Ownership Reporting Compliance..........12
     Executive Compensation...........................................13
     Compensation Committee Report on Executive Compensation..........16
     Audit Committee Report...........................................18
     Audit Fees.......................................................19
     Stockholder Return Performance Presentation......................20
     Transactions with Management and Certain Stockholders............21
Appointment of Auditors (Item 2)......................................22
Other Matters (Item 3)................................................22
Stockholder Proposals.................................................22

                           QUICKSILVER RESOURCES INC.
                            777 West Rosedale Street
                             Fort Worth, Texas 76104
                                 (817) 665-5000


                                 PROXY STATEMENT


                    SOLICITATION AND REVOCABILITY OF PROXIES

     The enclosed proxy is solicited by and on behalf of the Board of Directors of the Company for use at the Annual Meeting to be held on Tuesday, June 4, 2002, at 9:00 a.m. local time, at 777 West Rosedale Street, Fort Worth, Texas 76104, or at any adjournment(s) thereof. The solicitation of proxies by the Board of Directors of the Company (the "Board of Directors") will be conducted primarily by mail. In addition, officers, directors and employees of the Company may solicit proxies personally or by telephone, telegram or other forms of wire or facsimile communication. The Company will reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of common stock of the Company ("Common Stock").

     The costs of the solicitation will be borne by the Company. This proxy statement and the form of proxy were first mailed to stockholders of the Company on or about May 3, 2002.

     The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy (a) by execution and submission of a revised proxy, (b) by written notice to the Secretary of the Company or (c) by voting in person at the Annual Meeting. In the absence of such revocation, shares represented by the proxy will be voted at the Annual Meeting.

     At the close of business on April 8, 2002, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding 19,853,907 shares of Common Stock, each share of which is entitled to one vote. Common Stock is the only class of outstanding securities of the Company entitled to notice of and to vote at the Annual Meeting.

     The Company's annual report to stockholders for the year ended December 31, 2001, including financial statements, is being mailed herewith to all stockholders entitled to vote at the Annual Meeting. The annual report does not constitute a part of the proxy soliciting material.

                                     ITEM 1.
                              ELECTION OF DIRECTORS


     The Company's Amended and Restated Certificate of Incorporation and Amended Bylaws provide that the number of directors which constitute the whole number of the Board of Directors shall not be less than three or more than nine. The Board of Directors is divided into three classes, as nearly equal in number as the then total number of directors constituting the entire Board permits, with the term of office of one class expiring each year. The Board of Directors presently consists of eight directors, three in the first class, three in the second class and two in the third class, whose terms expire with the 2002, 2003 and 2004 annual meetings, respectively, and until their successors are elected and qualified.

     Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted for the election of the nominees listed below. If for any reason any nominee is unable to accept the nomination or to serve as a director, an event not currently anticipated, the persons named as proxies reserve the right to exercise their discretionary authority to substitute another person as management's nominee or to reduce the number of management nominees to such extent as the persons named as proxies may deem advisable.

     The term of office of the current first class of directors expires at the Annual Meeting or as soon thereafter as their successors are elected and qualified. Each of Messrs. Thomas F. Darden, D. Randall Kent and Mark Warner has been nominated for the office of director of the Company as a member of the first class of directors. Messrs. Darden, Kent and Warner have consented to be named in this Proxy Statement and to serve as directors if elected.

     A plurality of the votes cast in person or by proxy by the holders of Common Stock is required to elect a director. Accordingly, abstentions and "broker non-votes" will have no effect on the outcome of the election of directors assuming a quorum is present or represented by proxy at the Annual Meeting. A broker non-vote occurs if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular item. Stockholders may not cumulate their votes in the election of directors.

                         Information Regarding Nominees

     The following table sets forth the names, ages as of March 31, 2002, and principal occupations of the nominees for director positions to be filled at the Annual Meeting, other directorships in certain companies held by them and the date of their first service as a director of the Company. Each such person has continuously served as a director since the date of his first service. Additional information concerning each nominee follows the table.

                                                            Director
Name              Principal Occupation and Directorships    Since        Age
----              --------------------------------------    -----        ---
Thomas F. Darden  Chairman of the Board of the Company;     12/17/97      48
                  Director of Mercury Exploration Company

D. Randall Kent   Retired Vice President of General         3/3/99        76
                  Dynamics Corporation

Mark Warner       Senior Vice President of Growth Capital   3/3/99        38
                  Partners, L.P.

     THOMAS F. DARDEN has served on the Company's board since the Company's formation. He also served at that time as President of Mercury Exploration Company. During his term as President of Mercury, Mercury developed and acquired interests in over 1,200 producing wells in Michigan, Indiana, Kentucky, Wyoming, Montana, New Mexico and Texas. Mr. Darden graduated from Tulane University in 1975 with a BA in Economics. Prior to joining the Company, Mr. Darden had been employed by Mercury or its parent corporation, Mercury Production Company, for 22 years. He became a director and the President of MSR Exploration Ltd. on March 7, 1997. On January 1, 1998, he was named Chairman of the Board and Chief Executive Officer of MSR. He was elected President of the Company when the Company was formed and then Chairman of the Board and Chief Executive Officer on March 4, 1999, the date of the Company's acquisition of MSR. He served as Chief Executive Officer until November 1999.

     D.RANDALL KENT is a retired Vice President of General Dynamics Corporation. He joined General Dynamics/Fort Worth Division in 1949 and served in various engineering management positions, including Vice President and Chief Engineer of the F-16 Fighter Program. Following his retirement in 1991, Mr. Kent served as a consultant to the Lockheed-Martin Corporation. He graduated from Louisiana State University in 1947 with a BS in Mechanical Engineering, and from Cornell University in 1949 with an MS in Engineering. Mr. Kent was elected a director of MSR in 1997 and, upon the merger of MSR with the Company, became one of the Company's directors.

     MARK WARNER is currently a Senior Vice President of Growth Capital Partners, L.P., an investment and merchant banking firm, and head of its Austin, Texas office. From 1987 to 1989, Mr. Warner was a reservoir engineer with Marathon Oil Company in Lafayette, Louisiana working in the offshore Gulf of Mexico. From 1989 to 1993, he served as manager of petroleum engineering for Remington Oil Company (formerly Box Energy) in Dallas, Texas. From 1995 to July 2000, Mr. Warner was with Enron Corp. in Houston, Texas. He last served Enron as a Director in Enron North America's finance group. In 1985, Mr. Warner received a Bachelor's Degree in Geological Engineering from the University of Missouri-Rolla. He received a Master's Degree in Petroleum Engineering from the University of Oklahoma in 1987. In 1995, he received an MBA with a finance emphasis from the Edwin L. Cox School of Business at Southern Methodist University in Dallas. Mr. Warner was elected as one of the Company's directors at the 1999 meeting of stockholders.

                         Directors Continuing in Office

     The second class of directors, whose present term of office as directors will continue after the meeting and expire at the 2003 annual meeting of stockholders, includes Glenn Darden, W. Yandell Rogers, III and James A. Hughes. The third class of directors whose present term of office as directors will continue after the meeting and expire at the 2004 annual meeting of stockholders, includes Anne Darden Self and Steven M. Morris. The following table sets forth the names, ages as of March 31, 2002, and principal occupations of the members of the second class and third class of directors, other directorships in certain companies held by them and the date of their first service as a director of the Company. Each such person has continuously served as a director since the date of his or her first service. Additional information concerning each director follows the table.



                         Principal Occupation and            Director
Name                     Directorships                       Since        Age
----                     --------------------------------    --------     ---
Glenn Darden             President  and  Chief  Executive    12/17/97      46
                         Officer of the Company; Director
                         of Mecury Exploration Company

W. Yandell Rogers, III   Chief Executive Officer of          3/3/99        39
                         Priest River Ltd.

James A. Hughes          President and Chief Operating       7/24/01       39
                         Officer of Enron Global Assets

Anne Darden Self         Vice  President  of Human           9/1/99        44
                         Resources; Director of Mercury
                         Exploration Company

Steven M. Morris         President of Morris & Company       3/3/99        50


     GLENN DARDEN has served on the Company's Board of Directors since December 1997. Prior to that time, he served with Mercury Exploration Company for 18 years, and for the last five of those 18 years was the Executive Vice President of that company. Prior to working for Mercury, Mr. Darden worked as a geologist for Mitchell Energy Corporation. He graduated from Tulane University in 1979 with a BA in Earth Sciences. Mr. Darden became a director and Vice President of MSR on March 7, 1997, and was named President and Chief Operating Officer of MSR on January 1, 1998. He served as the Company's Vice President until he was elected President and Chief Operating Officer on March 4, 1999. Mr. Darden became the Chief Executive Officer of the Company in November 1999.

     W. YANDELL ROGERS, III is currently Chief Executive Officer of Priest River Ltd., owner and operator of a copying, scanning and imaging business. He served as an executive officer of Ridgway's, Inc., based in Houston, Texas, from July 1997 until March 2002, ending his service as Ridgway's Chief Executive Officer. Until March 2002, Ridgway's was the largest privately held reprographics firm in the U.S., with more than 60 locations nationwide. Mr. Rogers graduated from Southern Methodist University in 1986 with a B.B.A. in Finance. He was elected a director of MSR in 1997 and, upon the merger of MSR into the Company, became one of the Company's directors.

     JAMES A. HUGHES was elected on July 24, 2001 as an eighth member of the Company's Board of Directors. Currently, Mr. Hughes is the President and Chief Operating Officer of Enron Global Assets and is responsible for all of Enron's energy infrastructure businesses (primarily natural gas pipelines and electric power generating plants) outside North America. Prior to his present position, Mr. Hughes held a number of senior management positions with the Enron organization. He also has experience with a major Houston, Texas law firm where he specialized in corporate finance and securities transactions. Mr. Hughes received a Juris Doctorate degree from the University of Texas at Austin School of Law and obtained a Certificate of Completion in International Business Law from Queen Mary's College, University of London. He holds a Bachelor's of Business Administration degree from the Southern Methodist University, Edwin L. Cox School of Business.

     ANNE DARDEN SELF was elected as one of the Company's directors in September 1999 and she became Vice President of Human Resources of the Company in July 2000. She is also currently President of Mercury, where she has worked since 1992. From 1988 to 1991, she was with BancPLUS Savings Association in Houston, Texas. She was employed as Marketing Director and then spent three years as Vice President of Human Resources. She worked from 1987 to 1988 as an Account Executive for NW Ayer Advertising Agency. Prior to 1987, she spent several years in real estate management. She attended Sweet Briar College and graduated from the University of Texas in Austin in 1980 with a BA in History. Ms. Self was elected as one of the Company's directors in September 1999 and she became Vice President of Human Resources of the Company in July 2000.

     STEVEN M. MORRIS is a Certified Public Accountant and President of Morris & Co., a private investment firm in Houston, Texas. From 1988 to 1991, he was Vice President of Finance for ITEX Enterprises, Inc. From 1981 to 1988, Mr. Morris was Financial Vice President of Hanson Minerals Company, a Houston-based oil and gas exploration company. From 1978 to 1981, he was a partner in the certified public accounting firm of Haley & Morris. He served as Senior Accountant with the Houston office of Arthur Young and Company from 1974 to 1977. Mr. Morris was elected a director of MSR in October 1994. Upon the merger of MSR with the Company on March 4, 1999, Mr. Morris became one of the Company's directors.

Family Relationships

     Thomas F. Darden, Glenn Darden and Anne Darden Self are siblings.

Compensation of Directors

     Directors receive no cash remuneration for serving on the Board of Directors but are reimbursed for reasonable expenses incurred by them in attending meetings. On August 28, 2001, the Board of Directors determined that director compensation for each non-employee director of the Company for a full year of service during 2001 should be $25,000, payable in the form of options to acquire Common Stock. Options were granted with: (i) a strike price of $9.80 per share, the closing price of Common Stock on the American Stock Exchange on February 1, 2001; (ii) a vesting rate of 8.3333% per month beginning February 1, 2001, with full vesting on

February 1, 2002; and (iii) an expiration date of February 6, 2006. On February 5, 2002, the Board of Directors determined that director compensation for each non-employee director of the Company for a full year of service during 2002 should be $25,000, payable in options on Common Stock. Options were granted with: (i) a strike price of $17.02 per share, the closing price of Common Stock on the New York Stock Exchange on February 5, 2002; (ii) a vesting rate of 8.3333% per month beginning February 5, 2002, with full vesting on February 6, 2003; and (iii) an expiration date of February 6, 2007.

          Directors' Meetings and Committees of the Board of Directors

     The Board of Directors held 4 meetings and took action by written consent 5 times during 2001. Each director attended at least 75% of the aggregate total meetings of the Board of Directors and any committee on which such director served. The Company's Board of Directors has established three committees: a Compensation Committee; an Audit Committee; and a Finance Committee.

Compensation Committee

     The Compensation Committee, which currently consists of Messrs. Morris, Hughes, Kent, Rogers and Warner, met once formally during 2001, and took action by written consent 6 times. It also addressed matters informally during the year as necessary prior to meetings of the full Board of Directors. Its principal functions are to review and approve the compensation of the officers and other employees of the Company. Members of the Compensation Committee are not eligible to participate in any of the plans that they administer.

     To date, no member of the Company's Compensation Committee has served as an officer or employee of the Company or any of its subsidiaries. No member of the Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or its Compensation Committee.

Audit Committee

     The Audit Committee, which currently consists of Messrs. Morris, Hughes, Kent, Rogers and Warner, held two formal meetings during 2001. It also addressed matters informally in connection with the filing of the Form 10-Qs on a quarterly basis with the independent auditors and management and as necessary during the year prior to meetings of the full Board of Directors. The Audit Committee reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company's independent accountants, the scope of the annual audit, fees to be paid to the independent accountants, the performance of the Company's independent accountants and the Company's accounting practices.

     The Board of Directors of the Company has adopted a written charter for the Audit Committee. The members of the Audit Committee are independent, as such term is defined in the applicable sections of the New York Stock Exchange's listing standards.

Finance Committee

     The Finance Committee, which currently consists of Messrs. Glenn Darden, Warner and Rogers held no formal meetings during 2001. It was established in October 1999 in connection with a public offering of Common Stock by the Company completed in November 1999, primarily for the purpose of determining the price for shares of Common Stock sold in the offering.

                                   Management

     The following information is provided with respect to the executive officers of the Company and other officers who make significant contributions to the business of the Company.

Name                    Age   Position(s) Held With Quicksilver
----                    ---   ---------------------------------

                              Executive Officers
                              ------------------

Thomas F. Darden        48    Chairman of the Board
Glenn Darden            46    President and Chief Executive Officer
Bill M. Lamkin          56    Executive Vice President and
                              Chief Financial Officer
Jeff Cook               45    Senior Vice President - Operations
Fred van Naerssen*      60    Vice President and Chief Accounting Officer
D. Wayne Blair          45    Vice President and Controller

                              Other Officers
                              --------------

Anne Darden Self        44    Vice President - Human Resources
Houston Kauffman        47    Vice President - Manager of Acquisitions,
                                               Divestitures & Trades
Robert N. Wagner        38    Vice President - Engineering
John B. Gremillion, Jr. 55    Vice President of Investor Relations
MarLu S. Hiller         39    Treasurer

----------------------------
* Mr. van Naerssen retired on March 29, 2002.

     The following biographies describe the business experience of the Company's executive officers, who are not also director nominees or directors, and the other officers named above.

     BILL M. LAMKIN is a Certified Management Accountant and a Certified Cash Manager with over 20 years of experience in the oil and gas industry. He graduated from Texas Wesleyan University with a BBA in Accounting in 1968. He served as Controller/Chief

Financial Officer at Whittaker Corporation and Sargeant Industries, Inc. between 1970 and 1978. He worked as Treasurer, Controller, and Director of Financial Services at Union Pacific Resources until he became the Company's Executive Vice President and Chief Financial Officer when he joined the Company in June 1999.

     JEFF COOK became the Company's Senior Vice President-Operations in July 2000. From 1979 to 1981, he held the position of operations supervisor with Western Company of North America. In 1981, he became a district production superintendent for Mercury Exploration Company and became Vice President of Operations in 1991 and Executive Vice President in 1998 before joining Quicksilver. Mr. Cook graduated from Texas Christian University with a BA in Business Administration in 1979.

     FRED VAN NAERSSEN is a Certified Public Accountant with over 30 years experience in public and industry accounting. He was with PricewaterhouseCoopers for seven years before joining Union Pacific Corporation in 1973. At Union Pacific he served in various capacities in the financial field, including 13 years at Union Pacific Resources. Mr. van Naerssen joined the Company in July 1999 after retiring from Union Pacific Corporation.

     D. WAYNE BLAIR is a Certified Public Accountant with over 20 years of experience in the oil and gas industry. He graduated from Texas A&M University in 1979 with a BBA in Accounting. He was employed by Sabine Corporation from 1980 through 1988 where he held the position of Assistant Controller. From 1988 through 1994, he served as Controller for a group of private businesses involved in the oil and gas industry. Prior to joining Quicksilver in April 2000, he was the Controller for Mercury Exploration Company.

     HOUSTON KAUFFMAN is a professional landman, having graduated from the University of Texas in 1978 with a degree in Petroleum Land Management. From 1979 to 1991, he held various staff and supervisory positions with Amoco Production Company. After receiving his master's degree in Business Administration from Houston Baptist University in 1991, he was a land manager and ultimately land acquisition and divestment manager with CNG Producing Company. He became manager of business development for Mercury Exploration Company in 1995, and became Quicksilver's manager of acquisitions, divestments and trades at Quicksilver's inception in December 1997. On March 4, 1999, Mr. Kauffman was elected Vice President-Manager of Acquisitions, Divestitures & Trades, of Quicksilver.

     ROBERT N. WAGNER has served as the Company's Vice President-Engineering since July 1999. From January 1999 to July 1999, he was the Company's manager of eastern region field operations. From November 1995 to January 1999, Mr. Wagner held the position of district engineer with Mercury. Prior to 1995, Mr. Wagner was with Mesa, Inc. for over 8 years and served as both drilling engineer and production engineer. Mr. Wagner received a BS in Petroleum Engineering from the Colorado School of Mines in Golden, Colorado in 1986.

     JOHN B. GREMILLION, JR. has served as the Company's Vice President of Investor Relations since November 2001. From June 2000 to November 2001, Mr. Gremillion held the position of Director of Investor Relations. He is a Certified Public Accountant with over 30 years experience in public and industry accounting. He was with Arthur Andersen LLP and Dresser Industries, Inc. for 12 years before joining Union Pacific Resources in 1981. At Union Pacific he served in various tax positions and retired from Union Pacific Corporation in August 1998 as Vice President of Taxes. Mr. Gremillion graduated from Louisiana State University with a BA in Accounting in 1968.

     MARLU S. HILLER is a Certified Public Accountant with over 15 years of experience in public and oil and gas accounting. She graduated from Baylor University with a BBA in Accounting in 1985, and was with Ernst & Young for 3 years before joining Union Pacific Resources. At Union Pacific Resources she served in various capacities, including financial reporting, financial system implementations, and manager of accounting for Union Pacific Fuels, which was Union Pacific Resources' marketing company. Ms. Hiller joined the Company in August of 1999 as Director of Financial Reporting and Planning and was named Treasurer in May of 2000.

                        Security Ownership of Management
                         and Certain Beneficial Holders

     The following table presents information regarding beneficial ownership of Common Stock as of March 31, 2002. The table presents the beneficial ownership for: each of the directors; each of the executive officers named in "Executive Compensation"; each person who the Company knows owns beneficially more than 5% of the issued and outstanding Common Stock; all of the executive officers and directors as a group; and the Darden family as a group.

     Unless otherwise indicated in the footnotes, each person listed has sole voting and dispositive power over the shares indicated as owned by that person, and the address of each stockholder is the same as the Company's address.

Directors, Executive Officers and 5% Stockholders   Beneficial Share Ownership
-------------------------------------------------   -------------------------
                                                    Number    Percent of
                                                      of      Outstanding
                                                    Shares      Shares
                                                    ------      ------
     Directors
     ---------
Glenn Darden (1)(3)..............................  542,888       2.7%
Thomas F. Darden (1)(3)..........................  560,498       2.8%
Anne Darden Self (1).............................  438,973       2.2%
Steven M. Morris (2).............................  302,971       1.5%
D. Randall Kent (2)..............................   12,827          *
W. Yandell Rogers, III (2).......................   13,327          *
Mark Warner (2)..................................    8,227          *
James A. Hughes (2)..............................    5,125          *

     Executive Officers not named above
     ----------------------------------
Houston Kauffman (3).............................   85,688          *
Bill Lamkin (3)..................................   86,748          *
Fred van Naerssen (3)............................   91,158          *
Jeff Cook (3)....................................  124,324          *
D. Wayne Blair (3)...............................   38,284          *
Robert N. Wagner (3).............................   36,269          *
Directors and executive officers as a group (4) .2,176,477      10.7%

     Holders of 5% or more not named above
     -------------------------------------
Mercury Exploration Company (5)(6)...............5,127,517      25.8%
Quicksilver Energy, L.C. (6).....................3,030,861      15.3%
Darden family group (7)..........................1,667,301       8.4%
Laird Norton Financial Group, Inc. (8)...........1,789,955       9.0%
Wentworth, Hauser & Violich (8)..................1,789,955       9.0%
Lord, Abbett & Co. (8)...........................1,734,846       8.7%
---------
* Indicates less than 1%

(1) Does not include shares beneficially owned by Mercury Exploration Company or Quicksilver Energy, L.C. ("QELC"). See footnotes 5 and 6. Also includes with respect to each of Thomas F. Darden, Glenn Darden and Anne Darden Self 133,110, 113,350 and 95,200 shares, respectively, for which each is co-trustee for family member trusts.

(2) Includes with respect to each of Messrs. Morris, Kent, Rogers and Warner 4,167 option shares that vested on February 1, 2002, and with respect to Mr. Hughes 2,084 option shares that vested on February 1, 2002. These option shares were issued to these non-employee directors as compensation for service during 2001. Also includes with respect to each of Messrs. Morris, Kent, Rogers, Warner and Hughes 1,041 option shares that vested on February 6, 2002. The address of Steven M. Morris is 952 Echo Lane, Suite 335, Houston, Texas 77024. The address of D. Randall Kent is 4421 Tamworth Road, Fort Worth, Texas 76116. The address of W. Yandell Rogers, III is 5711 Hillcroft, Houston, Texas 77036. The address of Mark Warner is P.O. Box 5246, Austin, Texas 78763. The address of James A. Hughes is P.O. Box 56486, Houston, Texas 77256.

(3) Number of shares indicated includes with respect to each of the following individuals option shares that were vested as of March 31, 2002: Glenn Darden 54,238; Thomas F. Darden 54,238; Houston Kauffman 35,650; Bill Lamkin 82,148; Fred van Naerssen 40,861; Jeff Cook 33,334; D. Wayne Blair 8,334; and Robert N. Wagner 18,079.

(4) Includes 350,839 shares subject to immediately exercisable options and 170,830 shares held in trusts of which Darden family members are co-trustees. Does not include shares beneficially owned by Mercury or QELC.

(5) Each of Thomas F. Darden, Glenn Darden and Anne Darden Self are directors and stockholders of Mercury and share voting and investment power with respect to the 5,127,517 shares of Common Stock beneficially owned by Mercury. Each of these persons disclaims beneficial ownership of all such shares.

(6) Each of Mercury, Thomas F. Darden, Glenn Darden and Anne Darden Self are members of QELC and share voting and investment power with respect to the 3,030,861 shares of Common Stock beneficially owned by QELC. Each such person disclaims beneficial ownership of those shares.

(7) Does not include shares beneficially owned by Mercury Exploration Company or QELC. See footnotes 5 and 6. The Darden family group includes Lucy Darden, Thomas F. Darden, Glenn Darden, Anne Darden Self and eight Darden family trusts which together presently control 1,558,825 shares of Common Stock, representing 7.9% of the outstanding shares, and beneficially approximately 1,667,301, representing 8.4% of the Company's outstanding shares.

(8) Information presented is made in reliance on statements filed with the Securities and Exchange Commission pursuant to Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended. The filing by Laird Norton Financial Group, Inc. and Wentworth, Hauser & Violich was made in February 2002 as a joint filing indicating shared voting power over 1,789,955 shares of Common Stock. The addresses of the two entities are 801 Second Avenue, Suite 1600, Seattle, Washington 98104 and 353 Sacramento Street, Suite 600, San Francisco, California 94111, respectively. The address of Lord, Abbett & Co. is 90 Hudson Street, Jersey City, New Jersey 07302.

             Section 16(a) Beneficial Ownership Reporting Compliance

     Compliance with Section 16(a) of the 1934 Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent stockholders are required by the Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on a review of the copies of such forms furnished to the Company during, and with respect to, fiscal 2001, the Company believes that during fiscal 2001 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were in compliance with Section 16(a), with the following exceptions:

     Each of Messrs. Glenn Darden, Thomas Darden, James Hughes, Bill Lamkin, Fred van Naerssen and Ms. Anne Darden Self failed to file a timely statement of changes report on Form 5 for the year 2001, but the required reports have been subsequently filed.

                             Executive Compensation

         The following Summary Compensation Table sets forth the annual and long term compensation for the Company's Chief Executive Officer and the four most highly-compensated executive officers other than the Chief Executive Officer.

Summary Compensation Table

                                                                                                Long Term
                                                       Annual Compensation                 Compensation Awards
                                                       -------------------                 -------------------
                                                                                        Restricted      Securities
                                                                       Other Annual       Stock         Underlying
                                            Salary        Bonus        Compensation       Awards        Options (#)
       Name and Principal                   ------        -----        ------------     -----------    ------------
          Position                Year       ($)           ($)             ($)             ($)
          --------                ----       ---           ---             ---             ---
Glenn Darden (1)                  1999        150,000             -              -                -               -
President and                     2000        150,000    100,020(5)              -        49,980(6)          92,784
Chief Executive Officer           2001        180,000    100,000(7)              -                -         101,117

Thomas F.  Darden (1)             1999        150,000             -              -                -               -
Chairman of the Board and         2000        150,000    100,020(5)              -        49,980(6)          92,784
former Chief Executive Officer    2001        180,000    100,000(7)              -                -         101,117

Bill Lamkin (2)                   1999              -             -              -                -               -
Executive Vice President, Chief   2000        135,000     89,920(5)              -        45,080(6)         173,220
Financial Officer and Secretary   2001        162,000     75,000(7)              -                -         179,470

Jeff Cook (3)                     1999              -             -              -                -               -
Senior Vice President             2000        136,000     86,880(5)              -        43,120(6)         100,000
                                  2001        150,000     75,000(7)              -                          106,250

Fred van Naerssen (4)             1999              -             -              -                -               -
Vice President and Chief          2000        120,000     79,820(5)              -        40,180(6)          90,085
Accounting Officer                2001        126,500     30,000(7)              -                -          62,556

--------------------------------

(1) Glenn Darden and Thomas F. Darden were the only executive officers who received salary and bonus in excess of $100,000 during 1999.

(2)  Bill Lamkin commenced employment with the Company in June 1999.

(3)  Jeff Cook was elected as an officer in October 2000.

(4) Fred van Naerssen commenced employment with the Company in July 1999. As previously indicated, Mr. van Naerssen retired on March 29, 2002.

(5) Bonuses equal to 100% of the officers' salaries were granted for the year ended December 31, 2000, payable two-thirds in cash and one-third in Common Stock. These amounts represent the two-thirds cash amounts of such bonuses paid on February 1, 2001.

(6) These amounts represent the one-third stock amount of the bonuses described in note (5) above. Restricted stock awards were made based upon a per share price of $9.80, the last reported sales price for Common Stock on the American Stock Exchange on February 1, 200l. The restricted stock awards vested on February 1, 2002. No dividends were paid on the restricted stock awards.

(7) Bonuses equal to 56% of Glenn Darden's and Thomas F. Darden's salary, 46% of Bill Lamkin's salary, 50% of Jeff Cook's salary and 27% of Fred van Naerssen's salary were granted for the year ended December 31, 2001, payable one-half in cash and one-half in options to acquire Common Stock.

Stock Options Granted in 2001

     The following table contains information concerning stock option grants made to the executive officers named in the Summary Compensation Table appearing above during the fiscal year ended December 31, 2001. No stock appreciation rights were granted to the individuals during 2001. Each option has a maximum term of 5 years, subject to earlier termination in the event of the optionee's cessation of employment with the Company.


                           Number of     % of Total
                           Securities    Options                                      Potential Realizable Value at
                           Underlying    Granted to       Exercise                       Assumed Annual Rates of
                           Options       Employees        Price per       Expiration    Stock Price Appreciation for
         Name              Granted (1)   in 2001(2)       Share ($)          Date              Option Term (3)
         ----              -----------   ----------       ---------          ----              ---------------

                                                                                          5% ($)         10% ($)
                                                                                          ------         -------
Glenn Darden                8,333            8.8            16.04          12/4/07        36,928         81,602

Thomas F. Darden            8,333            8.8            16.04          12/4/07        36,928         81,602

Bill Lamkin                 6,250            5.5            16.04          12/4/07        27,697         61,204

Jeff Cook                   6,250            5.5            16.04          12/4/07        27,697         61,204

Fred van Naerssen           2,500            2.2            16.04          12/4/07        11,079         24,481

------------------------

(1) The options vest as to one-third of the option shares on each of December 4, 2002, December 4, 2003 and December 4, 2004.

(2) The aggregate number of options granted to employees in 2001 was 113,401, none of which have expired.

(3) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. Potential realizable value is determined by multiplying the per share market price of the grant, $16.04, and the sum of 1 plus the adjusted stock price appreciation rate (the assumed rate of appreciation compounded annually over the term of the option (5 years)), subtracting the exercise price per share from the product, and multiplying the remainder by the number of securities underlying the grant at fiscal year end.

Stock Option Exercises and Fiscal Year-End Option Values

     The following table contains certain information concerning the value of unexercised options at December 31, 2001.

                                                           Number of Securities
                                                           Underlying Unexercised          Value of Unexercised
                                                                  Options                  In-The-Money Options
                                                            at December 31, 2001          at December 31, 2001(1)
                                                            --------------------
                        Shares Acquired       Value
Name                    on Exercise (#)     Realized    Exercisable   Unexercisable    Exercisable    Unexercisable
----                    ---------------     --------    -----------   -------------    ------------   -------------

Glenn Darden                    -               -          11,428         54,238         117,708          833,231
                                -               -          27,119         8,333          416,616          25,082

Thomas F. Darden                -               -          11,428         54,238         117,708          833,231
                                -               -          27,119         8,333          416,616          25,082

Bill Lamkin                     -               -          24,407         48,813         374,953          749,890
                                -               -          33,334         66,666         397,508          794,992
                                -               -            -            6,250             -             18,813

Jeff Cook                       -               -          33,334         66,666         397,508          794,992
                                -               -            -            6,250             -             18,813


Fred van Naerssen            21,695          333,289         -            43,390            -             666,579
                              8,334          99,383          -            16,666            -             198,742
                                -               -            -            2,500             -              7,525


-----------------

(1) The fair market value of the options for the year ended December 31, 2001 is based upon a market value per share of $19.05, which was the closing price of the Common Stock on December 31, 2001.

             Compensation Committee Report on Executive Compensation

     The Compensation Committee's principal duties are to review and approve the compensation of the officers and other employees of the Company. Members of the Compensation Committee are not eligible to participate in any of the plans that they administer.

     The Compensation Committee of the Board of Directors is composed of Messrs. Morris, Kent, Rogers and Warner, each of whom is a non-employee director of the Company.

     The Compensation Committee reviews and approves executive compensation, establishes target profit goals, makes grants of long-term incentives and determines the compensation to be paid to the chief executive officer and each of the other officers of the Company. The goal of the executive compensation program is to reward executives for their performance and enhancement of stockholder value.

     The Compensation Committee believes that compensation of executive officers should not only be adequate to attract, motivate and retain competent executive personnel, but should also serve to align the interests of executive officers with those of stockholders. To achieve these ends, in addition to a competitive yet modest base salary, the Company has adopted incentive compensation plans that are dependent upon the Company's performance.

Base Salary

     While the Compensation Committee believes it is crucial to provide salaries within a competitive market range in order to attract and retain personnel who are highly talented, the Compensation Committee has established a philosophy of generally providing more conservative base salaries coupled with incentive compensation opportunities that strongly emphasize pay-for-performance. The specific competitive markets considered depend on the nature and level of the positions in question and the labor markets from which qualified individuals would be recruited. The Compensation Committee intends to review the executive group's salaries on a biannual basis and adjust them if they deviate substantially from the average for other companies and salary levels implied by other market data.

Incentive Compensation

     Under previously established bonus arrangements for executive officers of the Company, the Company's executive officers are eligible for bonuses in addition to their salaries each year equal to up to 100% of their salary.

Stock Option and Retention Stock Plan

     The Company's 1999 Stock Option and Retention Stock Plan was adopted by the Board of Directors on October 8, 1999 and was approved by the stockholders at the June 6, 2000 annual meeting of stockholders. Such plan authorizes the Compensation Committee to award incentive stock options, non-qualified stock options, stock appreciation rights and retention stock awards for up to 1.3 million shares of Common Stock to key employees of the Company. Options generally have five-year terms, with exercise restrictions that lapse over a three-year period.

     The 1999 Stock Option and Retention Stock Plan is designed to promote and closely align the interests of officers and employees with those of the stockholders of the Company by providing stock based compensation. The plan is intended to strengthen the Company's ability to reward performance which enhances long term stockholder value; to increase employee stock ownership through performance based compensation plans; and to strengthen the Company's ability to attract and retain an outstanding employee and executive team.

Chief Executive Officer Compensation

     As described above, the Company's executive compensation philosophy, applicable to the compensation of the Company's current chief executive officer, Glenn Darden, is to provide a competitive, but conservative, base salary and incentive compensation based upon the Company's performance. The Compensation
Committee believes there is necessarily some subjectivity in setting cash compensation of the Company's executive officers and does not use predetermined performance criteria when setting such cash compensation. In determining appropriate cash compensation levels, the Compensation Committee subjectively and quantitatively analyzes the individual's performance, the performance of the Company and the individual's contribution to that performance. The primary factor considered in setting bonus levels is growth in areas such as assets, available cash flow, net income per share, and stock price per share. The Compensation Committee also considers the executive's level and scope of responsibility, experience, and the compensation practices of competitors for executives of similar responsibility.

     Base Salary. Glenn Darden received an annual salary of $180,000 in 2001. The salary was established in part by comparison with salaries paid by larger competitors with the Company.

     Incentive Compensation. Glenn Darden was awarded a cash bonus of $50,000 for the year 2001 and an option to acquire 8,333 shares of Common Stock of the Company on December 4, 2001. The option was granted at a strike price of $16.04 and will vest as to one-third of the option shares on each of December 4, 2002, December 4, 2003 and December 4, 2004.

Section 162(m)

     Section 162(m) of the Internal Revenue Code of 1986 places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any one fiscal year with respect to the chief executive officer and the other four most highly compensated individuals who are executive officers as of the end of the fiscal year. This deduction limitation, however, does not apply to certain "performance based" compensation. The Compensation Committee does not currently intend to award levels of compensation that would result in a limitation on the deductibility of a portion of such compensation for federal
income  tax  purposes;   however,  the

Compensation   Committee  may  authorize   compensation  that  results  in  such
limitations in the future if it determines that such compensation is in the best interest of the Company.

                Compensation Committee of the Board of Directors

                   Steven M. Morris          W. Yandell Rogers, III
                   D. Randall Kent           Mark Warner
                               James A. Hughes



                             Audit Committee Report

     The Audit Committee of the Company's Board of Directors is responsible for assisting the Board of Directors of the Company in monitoring the integrity of the financial statements of the Company, compliance by the Company with legal and regulatory requirements and the independence and performance of the Company's internal and external auditors. The consolidated financial statements of the Company for the year ended December 31, 2001 were audited by Deloitte & Touche LLP.

     As part of its activities, the Committee has:

o Reviewed and discussed the audited financial statements of the Company with management;

o    Reviewed  and  discussed  the  quarterly   reviewed   condensed   financial
     statements of the Company with management;

o Discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61;

o Received the written disclosures and letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1; and

o    Discussed with Deloitte & Touche LLP the auditor's independence.

     Based on the review and discussions referred to above, the Committee recommended to the Board of Directors that the audited consolidated financial statements of the Company for the year ended December 31, 2001 be included in applicable filings with the SEC on Form 10-K.

                    Audit Committee of the Board of Directors

                 Steven M. Morris          W. Yandell Rogers, III
                 D. Randall Kent           Mark Warner
                              James A. Hughes

                                   Audit Fees

     Audit Fees.

     The aggregate fees for professional services rendered by Deloitte & Touche LLP in connection with their audit of our consolidated financial statements and reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-Q for the 2001 fiscal year was approximately $197,000.

     All Other Fees.

     The aggregate fees for all other services rendered by Deloitte & Touche LLP in the 2001 fiscal year were approximately $107,000 and can be sub-categorized as follows:

o Attestation Fees. The aggregate fees for attestation services rendered by Deloitte & Touche for matters such as comfort letters and consents related to SEC and other registration statements, audits of employee benefit plans, agreed-upon procedures, due diligence pertaining to acquisitions and consultation on accounting standards or transactions was approximately $47,000.

o Other Fees. The aggregate fees for all other services, such as consultation related to tax planning and compliance, improving business and operational processes and regulatory matters, rendered by Deloitte & Touche LLP in the 2001 fiscal year was approximately $60,000.

The Audit Committee of the Board of Directors has considered whether the provisions of audit-related, tax related and nonaudit fees, which are described above, is compatible with maintaining the accountant's independence.

                   Stockholder Return Performance Presentation

     As required by applicable rules of the Securities and Exchange Commission, the performance graph shown below was prepared based upon the following assumptions:

o $100 was invested in Common Stock, the S&P 500 and the Dow Jones Secondary Oils Index on February 28, 1999 at the market price of Common Stock of $7.50 per share and the closing price of the stocks comprising the S&P 500 and the Dow Jones Secondary Oils Index on such date. Although the Company's Common Stock did not begin trading on the American Stock Exchange until March 5, 1999, it has been assumed for purposes of the graph that the Common Stock began trading on February 28, 1999 and that its closing price on that date was the same as the closing price on March 5, 1999.


[Graph of Return Analysis Omitted]

                                  02/28/99    12/31/99    12/31/00   12/31/01
Quicksilver Resources Inc.           100         58         128        254
S&P 500                              100        119         107         93
Dow Jones Secondary Oils Index       100        134         214        197

              Transactions with Management and Certain Stockholders

     At March 31, 2002, the Darden Family had a 49.5% beneficial ownership interest in the Company, including shares owned directly, and shares owned by Mercury Exploration Company, and Quicksilver Energy L.C., companies that are owned by the Dardens.

     Effective July 1, 2000, the Company purchased the natural gas producing, gathering, transmission and marketing assets of, and 65% of Voyager Compression Services, LLC, a gas compression company, from Mercury for $18 million. An independent appraiser determined the fairness, from a financial point of view, of the $18 million purchase price and the non-related party members of the Board of Directors approved the purchase. Mercury continues to own 33% of Voyager, and Jeff Cook, an officer of the Company, owns 2%.

     During 2001, the Company purchased $8,177,000 of compressors, maintenance and related services from Voyager at terms as favorable as those granted to third parties. Also during 2001, the Company paid $902,000 for principal and interest on the note payable to Mercury associated with the acquisition of assets from Mercury. The balance of the note was $2,560,000 at December 31, 2001.

     The Company and its associated entities paid $731,000 for rent on buildings, which are owned by a Mercury affiliate. Rental rates were determined based on comparable rates charged by third parties.

                                     ITEM 2.
                             APPOINTMENT OF AUDITORS

     Pursuant to the recommendation of the Audit Committee, the Board of Directors has appointed Deloitte & Touche LLP, independent public accountants, to audit the consolidated financial statements of the Company for the year ending December 31, 2002. The Company is advised that no member of Deloitte & Touche LLP has any direct or material indirect financial interest in the Company or, during the past three years, has had any connection with the Company in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

     Ratification of this appointment shall be effective upon receiving the affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Under Delaware law, an abstention would have the same effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority had been achieved.

     The Board of Directors recommends that stockholders vote FOR ratification of this appointment.

     In the event the appointment is not ratified, the Board of Directors will consider the appointment of other independent auditors. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, and will be offered the opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions.

                                     ITEM 3.
                                  OTHER MATTERS

     The Board of Directors does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

                              STOCKHOLDER PROPOSALS

Any stockholder who wishes to submit a proposal for inclusion in the proxy material and for presentation at the Company's 2003 annual meeting of stockholders must forward such proposal to the Secretary of the Company at the address indicated on the second page of this proxy statement so that the Secretary receives it no later than December 31, 2002.

By order of the Board of Directors

/s/ Bill Lamkin
--------------------------------------
Bill Lamkin
Secretary
May 3, 2002

                                      PROXY

QUICKSILVER RESOURCES INC.
777 WEST ROSEDALE STREET, FORT WORTH, TEXAS 76104

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF QUICKSILVER RESOURCES INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS ON JUNE 4, 2002.

The undersigned hereby appoints Bill Lamkin and John Gremillion and each of them as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to vote all shares of Quicksilver Resources Inc. Common Stock which the undersigned may be entitled to vote at the annual meeting of stockholders to be held at 9:00 a.m. on Tuesday, June 4, 2002 at 777 West Rosedale Street, Fort Worth, Texas 76104, or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED HEREIN. AS TO SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THE PROXIES LISTED HEREON ACCORDING TO THEIR DISCRETION.

Please mark your votes as indicated in this example: /X/

                        PROPOSAL 1: ELECTION OF DIRECTORS

     / /      FOR all nominees          / /      WITHHOLD AUTHORITY
              listed below (except               to vote for all nominees
              as marked to                       listed below
              contrary)

     Nominees:

     Thomas F. Darden
     D. Randall Kent
     Mark Warner

INSTRUCTION: to withhold authority to vote for any individual nominee or nominees, strike through the nominee's name above.

     PROPOSAL 2: APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE COMPANY

              / / FOR     / / AGAINST     / /  ABSTAIN

     Please check the following box if you plan to attend the annual meeting of stockholders in person. / /

ALL SHARES WILL BE VOTED AS DIRECTED HEREIN AND, UNLESS OTHERWISE DIRECTED, WILL BE VOTED "FOR" PROPOSAL 1 AND "FOR" PROPOSAL 2, AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSON VOTING THE PROXY WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING. YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO A VOTE THEREON.

                      Dated: ________________________ , 2002



                      -------------------------------------
                                        Signature


                      -------------------------------------
                                        Signature

PLEASE SIGN EXACTLY AS YOUR NAME OR NAMES APPEAR HEREON. WHEN SIGNING AS ATTORNEY-IN-FACT, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. JOINT OWNERS SHOULD EACH SIGN. IF A CORPORATION, SIGN IN CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY FORM PROMPTLY USING THE ENCLOSED ENVELOPE.